Exhibit 10.6

PRODUCT DEVELOPMENT AGREEMENT

This Product Development Agreement (the “Agreement”) is effective as of the last date this Agreement is executed by all Parties, hereto (the “Effective Date”); and is entered into by and between The CJK Group, Inc., an Arizona corporation, located at 2200 E. Williams Field Rd, Suite 200, Gilbert, AZ 8529 (the “Company”); and Robot Consulting, a Japanese corporation (the “Client”) located at BLDG.2-6. Both the Client and the Company may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Company is in the business, in part, of providing services and developing products, and applications.

B. The Client has the need for the type of services provided by the Company.

C. The Company desires to provide services to the Client, and the Client desires to have the Company provide such services upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the Parties, in reliance on the foregoing Recitals, and in exchange for full, fair, adequate, and valuable consideration, including the mutual promises, representations, and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, expressly agree to the following:

ARTICLE I

Services Subject to Agreement and Acceptance of Services

Section 1.1 Company Obligations. In accordance with the terms set forth herein, the Company agrees to perform services of the type described herein (the “Services”). The Company will furnish all of the required labor, tools, equipment, materials, supervision and administrative services necessary to enable the Company to provide the Services that are the subject of this Agreement.

Section 1.2. Development of Product. The Company shall develop a proprietary Artificial Intelligence Robot that automates a function of US discovery that is unique to the legal system in the United States (the “Product”). Greater detail regarding the Product and a project roadmap are hereby attached as Schedule I, and are hereby included as part of this Agreement.

ARTICLE II

Payment Terms

Section 2.1. Fee. The Parties agree and acknowledge that the Company shall be entitled to the following fees: (i) Client shall pay the Company a fee equal to $300,000 ($50,000 to be paid by the Client to the Company each month for a total of six (6) months); and (ii) the Company and the Client shall split all gross revenue earned from the sale, license, distribution or other exploitation of the Product in perpetuity. If development continues or there are specific needs that require additional software development resources or work, payment of $50,000 will continue

Section 2.2 Additional Fees. The $50,000 per month for the 6-month period assumes basic functionality needed to complete a minimum viable product for commercial use and testing. Upon written addendum to this agreement, additional resources and costs may be requested that will increase the monthly fees of $50,000 and the duration of 6 months that is anticipated in this agreement.

Section 2.3 Underpayment, Late Fees, and Collection Costs. In the event of underpayment of any invoiced amount or any invoiced amount (or portion thereof) which is not paid within forty-five (45) days after the Client’s receipt of any Company invoice, the Client will be liable for interest on the unpaid amount at the rate of one and one-half percent (1.5%) per month. Said interest shall accrue from the date on which payment of the respective invoice was past due, and up to, and including, the date of payment.

Section 2.4 Taxes: Each party shall be responsible for all applicable tax filings and paying its own taxes.

ARTICLE III

Intellectual Property, Ownership and Rights

Section 3.1 Intellectual Property, Defined. “Intellectual Property” is generally defined within this Agreement as that which includes, but is not limited to any and all inventions; any and all domestic, foreign and international patents and patent applications, including any reissue, reexamination, extension, renewal, substitution, conversion, confirmation, division, continuation, continuation-in-part, provisional, non-provisional, and the like of any patent or patent application; trademarks; trade names; trade dress; logos; symbols; graphics, copyrights, copyrightable material, and/or trade secrets, including all good will and moral rights associated therewith.

Section 3.2 Ownership of Intellectual Property.

All legal title, claim, interest, goodwill, and/or other rights in or to any Intellectual Property shall remain the sole and exclusive property of the Company.

The Client agrees that it shall not, either during the term of this Agreement or thereafter, take any action in any part of the world that would or potentially could affect the Company’s ownership and/or rights in its Intellectual Property. The Client agrees that it shall not register, cause to be registered or adopt any product, character, or mark which is identical to, confusingly similar to, imitates or derives from any of the Company’s Intellectual Property or register itself as a user or an owner of any of the Company’s Intellectual Property at any governmental office or authority in any part of the world. The Client shall not, either during the term of this Agreement or thereafter, raise or cause to be raised, on any ground whatsoever, any question concerning, or any objection to, the right of the Company in its Intellectual Property or the validity of any license granted by the Company to the Client, herein.

Ownership of Work Products. The Client understands and agrees that, all documents, reports, materials or other subject matter, in any material form or support whatsoever, prepared, procured or provided by the Company during the course of and for the purposes of rendering the Services pursuant to this Agreement or used in the Product (the “Work Products”) shall remain the sole property of the Company. The Client hereby expressly and irrevocably waives in favor of the Company any and all moral rights (“Moral Rights”) that it may have in the Work Products. The Client will confirm any such waivers and consents from time to time as requested by the Company. The Client further assigns to the Company any and all right, title and interest the Client may have or acquire in such Work Products.

The Client acknowledges and agrees that any improvements, inventions, works of authorship, computer programs, formulas, ideas, processes, designs, techniques, trade secrets, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by the Company in furtherance of the performance of the Services and in connection with the Product (an “Invention”), shall remain the sole property of the Company. The Company agrees that if during the period the Company renders Services to the Client or receives payments pursuant to this Agreement, then the Client shall be and is hereby granted a worldwide, irrevocable, perpetual, sublicenseable, transferable, fully paid-up, royalty-free license to use or exploit such invention, development, or discovery and to make, have made, use, sell, lease, distribute or otherwise transfer such invention, development, or discovery as part of or in connection with any product, process or machine, without restriction to the extent of the Client’s ownership or interest or any derivatives thereof (subject to the payment terms set forth above.

Section 3.4 Infringement. The Client shall promptly notify the Company of any infringement of the Company’s Intellectual Property which comes to its knowledge. The Client agrees to cooperate with the Company in the enforcement of the Company’s rights in its Intellectual Property. With respect to any such claims and suits, the Company shall employ counsel of its own choice to direct the handling of the litigation and any settlement thereof. The Company shall be entitled to receive and retain all amounts awarded as damages, profits, or otherwise in connection with such suits.

ARTICLE IV

Additional Services

Section 4.1 Company Obligations. The Company shall be conducting all market research, product/market fit, data testing, analysis, and data set training in connection with development and exploitation of the Product.

ARTICLE V

Representations and Warranties

Section 5.1. Services. Each Party represents and warrants that the execution, delivery and performance under this Agreement are within the Party’s powers, have been duly authorized by all necessary corporate or other action, and do not and will not violate the terms and conditions in the Party’s governing documents, any material provision within this agreement or any applicable laws. The Company represents and warrants to the Client that Services will be performed in a professional manner by properly trained service personnel and in compliance with this Agreement. The Company will procure, at its own expense, any and all permits and licenses, if applicable and required for the performance of Services.

Section 5.2. Binding Obligation. This Agreement constitutes the legal, valid and binding obligations of each Party, enforceable against the Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability of contracts made by and for competent parties.

Section 5.3. Intellectual Property. The Company represents and warrants to the Client that the Services to be performed by the Company will not infringe any patent, copyright or other intellectual property or proprietary right or misappropriate a trade secret of any person or entity. The Company agrees to indemnify and hold harmless the Client from any suit, claim or demand based, directly or indirectly, on any violation or infringement of the intellectual property of any person or entity, including all reasonable costs (and reasonable legal fees) incurred by the Client. In the event that the Client makes any changes, modifications, edits, and/or the like to the Product without the Company’s express written approval (each, an “Unauthorized Change”), and such infringement or misappropriation claim is based off such Unauthorized Change, all representations and warranties contained within this Section 5.3, hereto, shall be null and void.

Section 5.4. Compliance with Laws. Each Party represents and warrants to the other that it is in full compliance with all applicable federal, state, county and local laws, ordinances, regulations and codes in the performance of this Agreement and any supplements, including the procurement of permits and certificates where needed. Each Party further agrees to indemnify the other Party for any loss or damage that may be sustained by reason of the other Party’s failure to comply with the aforementioned federal, state, county and local laws, ordinances, regulations and codes.

ARTICLE VI

Indemnification, Limitation of Liability, and Limitations

Section 6.1. Company’s Indemnity Obligations. The Company will indemnify, defend, and hold harmless the Client, its related companies, and their respective officers, directors, employees, agents, successors, assigns, attorneys, and related individuals or entities (the “Client Released Parties”), from and against all suits, demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, or expenses, including but not limited to interest, penalties, damages, legal costs or costs of suit, and reasonable attorney’s fees, to the extent that such arise out of or in any way relate to any of the following: (1) any actual or alleged breach of this Agreement by the Company, its affiliates and subsidiaries, their respective employees, or anyone authorized to act on Company’s behalf; (2) any negligence or willful misconduct of the Company, its affiliates and subsidiaries, their respective employees, and agents, or anyone authorized to act on their behalf; (3) the use or disclosure, other than as provided herein, by the Company, its affiliates and subsidiaries, their respective employees, and agents, or anyone authorized to act on their behalf, of any of the Client’s Confidential Information or data identified herein; (4) any claim or allegation that the Company’s services or products violate any law, ordinance, rule, statute, or regulation of any jurisdiction; or (5) any claim relating to infringement of a third-party’s intellectual property rights from any Intellectual Property used and/or disseminated by the Company.

Section 6.2 Client’s Indemnity Obligations. The Client will indemnify, defend, and hold harmless the Company, its parent company, subsidiaries, affiliates, related companies, and their respective officers, directors, employees, agents, successors, assigns, and related individuals or entities (the “Company Released Parties”), from and against all suits, demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, or expenses, including but not limited to interest, penalties, damages, legal costs or costs of suit, and reasonable attorney’s fees, to the extent that such arise out of or in any way relate to any of the following: (1) any actual or alleged breach of this Agreement by the Client, its affiliates and subsidiaries, their respective employees, or anyone authorized to act on the Client’s behalf; (2) any negligence or willful misconduct of the Client, its affiliates and subsidiaries, their respective employees, and agents, or anyone authorized to act on their behalf; (3) the use or disclosure, other than as provided herein, by the Client, its affiliates and subsidiaries, their respective employees, and agents, or anyone authorized to act on their behalf, of any of Company’s Confidential Information or data identified herein; (4) any claim or allegation that the Client’s services or products violate any law, ordinance, rule, statute, or regulation of any jurisdiction; or (5) any claim relating to infringement of a third-party’s intellectual property rights from any Intellectual Property used and/or disseminated by the Client.

Section 6.3. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, WHETHER SUCH DAMAGES ARE ALLOWED OR PROVIDED FOR BY STATUTE, IN TORT, UNDER THIS AGREEMENT OR OTHERWISE EVEN IF EITHER PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

THE SERVICES AND THE PRODUCTS ARE PROVIDED ‘AS IS’ WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, RELATING TO SERVICES, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF DESIGN, MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING FROM ANY CLAIMED COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE.

ARTICLE VII

Confidentiality

Section 7.1 Confidential and Proprietary Information. During the Term and for a period of five (5) years thereafter, both Parties, including their employees, agents, and all other contractors, unless otherwise expressly provided for herein, shall use their best efforts, consistent with good business policy and no less than the same degree of care it uses with respect to its own confidential and proprietary information of like importance, to protect the confidentiality of: (a) all terms and conditions of this Agreement; (b) information regarding the subject matter of this Agreement that is written information; (c) resulting Work Products created by and/or through the Services; (d) information that is reduced to writing and labeled as confidential or proprietary; and (e) information which, by the nature of the circumstances surrounding the disclosure or the content of the information, in good faith ought to be treated as proprietary and/or confidential (collectively “Confidential Information”). Furthermore, both Parties agree to use Confidential Information of the disclosing Party only for the specific purposes related to performance of this Agreement, and to inform all of their employees, contractors, and/or agents that have access to the Confidential Information of the strictly confidential nature of the information and terms of this Agreement. All Confidential Information remains the exclusive property of the disclosing Party and no license or other agreements to such Confidential Information is granted or implied hereby except as expressly provided herein. Upon the expiration or termination of this Agreement, any Confidential Information shall be returned to the disclosing Party, or destroyed pursuant to the disclosing Party’s reasonable instructions, and the non-disclosing Party shall cease use of any Confidential Information.

Without limiting the foregoing, the existence of, and all terms and conditions of this Agreement as contained herein, must be considered confidential and shall not be disclosed (except to either Party’s attorneys and accountants only on a “need-to-know” basis) without the prior written consent of the non-disclosing Party. Each Party expressly agrees to disclose such other Party’s confidential information solely on a “need-to- know” basis in order to carry out the purposes of this Agreement.

Section 7.2 Trade Secrets. Each Party hereby acknowledges and agrees that the Confidential Information of the other Party derives independent economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use and from not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Trade Secrets may include, but are not limited to, the following: customer lists; vendor lists; lists of leads for potential business; the names, addresses, and telephone numbers of clients/customers or potential clients/customers; log books; other information concerning the special needs of clients and/or customers; sales methods; pricing methods; internal company protocol; forms; procedure manuals; amount of business per customer or vendor; computer programs and software; marketing literature; pricing policies; opportunities for new and developing business; training and educational materials; personnel manuals; profits and loss information; compilations; marketing methods or related data; algorithms; the prices for services rendered; compensation paid to employees or other terms of employment; contracts; commission statements; new products or services or new uses for old products or services; sales techniques; licenses; and business systems (collectively, “Trade Secrets”). Each Party acknowledges and agrees that the sale, unauthorized transfer, unauthorized use, or unauthorized disclosure of any Trade Secrets obtained by one Party from the other Party during the Term constitutes unfair competition. Each Party, hereto, promises and agrees not to engage in any unfair competition with the other Party either during the Term, or after termination, thereof. As such, Each Party’s Trade Secrets shall be subject to the best efforts of the other Party to maintain its absolute secrecy.

Section 7.3 Relief From Non-Disclosure Obligations. Neither Party will have obligations under this Section with respect to any Confidential Information which: (a) is approved for release to third- Parties by written authorization from the owner of the Confidential Information; (b) is disclosed pursuant to any lawful requirement of a governmental agency or court order; (c) is independently collected or developed by either Party without breach of any obligation of confidentiality; or (d) is disclosed to the disclosing Party by a third-party who, to the disclosing Party’s knowledge, is not under an obligation of confidentiality with respect to such information. The provisions of this Section shall survive any termination or expiration of this Agreement.

Section 7.4 Injunctive Relief. Due to the confidential nature of this Agreement, and the nature of each Party’s reliance upon maintaining the confidentiality hereof, each Party agrees that the non- breaching Party would be irreparably harmed, and damages would be difficult to determine in the event the breaching Party were to violate this Agreement. In recognition of this difficulty, but without waiver or in any manner limiting such other remedies to which the non-breaching Party may be entitled, the Parties agree that injunctive relief would be appropriate for a breach of this Nondisclosure and Confidentiality Clause without the necessity of having to obtain a bond, surety, and/or instrument of financial security, and, upon the entering of such injunctive relief, the Parties agree that the non-breaching Party shall be entitled to its reasonable attorneys’ fees and costs in obtaining such relief. All of the remedies for violation of this provision shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

Section 7.5 Notice of Disclosure. In the event either Party is required to disclose any Confidential Information whatsoever, pursuant to any legal process or judicial or government order, the disclosing Party agrees to immediately notify the non-disclosing Party in order to allow intervention in response thereto. Both Parties further agree that they will advise the other Party, in writing, within seventy- two (72) hours of receiving evidence of any misappropriation or misuse of any Confidential Information of which the discovering Party becomes aware, regardless of the identity of the Party that has apparently misappropriated or misused such Confidential Information. Both Parties agree to take all reasonable steps, including initiation and prosecution of actions at law or in equity, necessary to prevent disclosure of any of the Confidential Information by any of their employees, representatives, subcontractors or agents, and to prevent the use or disclosure, in any manner inconsistent with the purposes of this Agreement, of any Confidential Information by any third-party.

ARTICLE VIII

Term and Termination

Section 8.1. Term. This Agreement becomes effective upon the Effective Date and shall be effective until this Agreement is terminated pursuant to a provision contained herein (“Term”).

Section 8.2. Termination for Cause. Either Party may terminate this Agreement if the other Party is in default and fails to correct such default within sixty (60) days (thirty (30) days for a payment default) after receiving written notice of default from the non-defaulting Party. Notwithstanding anything herein to the contrary, either Party may immediately terminate this Agreement if the other Party files for bankruptcy or becomes or is adjudicated to be bankrupt.

Section 8.3 Nonpayment. Notwithstanding any provisions to the contrary, the Company shall have the right to cease Services being provided hereunder or deny any further access to any of the new modules being created hereunder without notice upon Client’s failure to pay any amount of monies due in conjunction with Article II, herein, within thirty (30) days after the date such monies are due. Such nonpayment shall constitute a material breach of the Agreement and shall be sufficient cause for cancellation of the Agreement for cause by the Company, in which event the Client shall still be responsible for any fees that are attributable to Services already provided to the Client. In addition to the foregoing, as previously set forth herein, in the event that the Client fails to fulfill all of its payment obligations set forth within this Agreement, the Client hereby expressly acknowledges and agrees that all unpaid Work Products and/or Inventions, shall remain and/or revert to the Company in their entirety, and the Company shall be the sole and absolute owner and/or interest-holder, thereto.

Section 8.4 Survival. Upon termination of this Agreement, the provisions of Section 2.1(ii), Articles III, VI, VII, VIII, IX, and X shall survive and will remain in full force and effect.

ARTICLE IX

Independent Contractor

Section 9.1 Independent Contractor Relationship. Each Party is an independent contractor of one another and shall provide all Services as contemplated under this Agreement as an independent contractor. Neither Party shall have any control over the mode, manner, or style that the other Party may select or choose for performing any of the Services or duties contemplated under this Agreement, provided that the conduct of the Parties as well as their agents and/or assigns shall conform to the standards of professionalism. Nothing contained herein shall make either Party or its agents and/or assigns an agent or employee of the other Party, hereto. It is further understood and agreed that this Agreement does not constitute a partnership, joint venture, or other agency relationship. It is expressly understood and agreed that entering into this Agreement and performing Services referenced herein is not a condition to the employment of one Party or its agents or assigns by the other Party in any other capacity. Nothing contained herein shall be deemed to affect the Company’s right to enter into such similar contracts with any other individuals and/or entities.

Section 9.2 No Authority. It is expressly understood by each Party, hereto that it has no authority whatsoever, whether express or implied, to engage or enter into any agreement, contract, and/or any other binding arrangement on behalf of the other Party or any of its Officers, Directors, Managers, Shareholders, Unitholders, agents, employees, attorneys, successors, and/or assigns, unless done so with the express prior written consent of a duly authorized company representative of the other Party. Should either Party fail to adhere to this specific provision, the breaching Party agrees to indemnify, defend, and hold harmless the other Party and any of its affiliates, Officers, Directors, Managers, Members, Shareholders, Unitholders, agents, employees, attorneys, successors, and/or assigns that may be alleged liable for any and all claims, causes of action, demands, liens, rights, controversies, losses, costs, and expenses whatsoever as a result of the breaching Party’s actions.

ARTICLE XI

General

Section 10.1. Notices. Unless otherwise provided herein, all notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the Party to whom notice is given, on the next business day if sent by confirmed facsimile transmission or on the date of actual delivery if sent by overnight commercial courier or by first-class mail, registered or certified, with postage prepaid and properly addressed to the Party at its address set forth below, or at any other address that any Party may from time to time designate by written notice to the others:

If to the Company:

The CJK Group, Inc.

If to the Client:

Robot Consulting

Section 10.2. Assignment. Neither Party may assign this Agreement without the other Party’s express prior written consent.

Section 10.3 Severability. The terms and provisions of this Agreement shall be severable, and in the event any term of this Agreement is or becomes or is declared to be invalid , void, and/or unenforceable by any court of competent jurisdiction, such term or terms shall be null and void and shall be deemed deleted and/or severed from this Agreement, and all the remaining terms and provisions of the Agreement shall remain in full force and effect.

Section 10.4. Non-Waiver. The failure of either Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement due to any breach or alleged breach to or of this Agreement shall not constitute or be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

Section 10.5. Amendment. All amendments or modifications to this Agreement shall be in an express written agreement and signed by both Parties.

Section 10.6. Headings. The headings contained in this Agreement have been added for convenience only and shall not be used to construe, interpret, expand or limit the terms of this Agreement. As the context requires, as used in this Agreement, the masculine, feminine and neuter genders, and the singular and the plural, include one another.

Section 10.7. Governing Law; Jurisdiction. The validity, performance and construction of this Agreement shall be governed by the laws of the State of Arizona. Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Maricopa County, Arizona with respect to any matter arising under or related to this Agreement.

Section 10.8. Mediation and Arbitration. In the event of a dispute the Parties agree to work together to resolve the dispute in commercially reasonable ways. If after initial attempts to resolve the dispute have been exhausted, any dispute or claims hereunder shall then be submitted to mediation before a mutually acceptable mediator to be chosen by the Client and the Company within thirty (30) days after written notice from either Party demanding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator, and the Parties will share the costs of mediation equally. If the Parties cannot jointly agree on a mediator, one will be selected by JAMS (as defined below) from its panel of mediators. Any such mediation shall be held in the County of Maricopa County, Arizona. Any dispute or claim which the Parties cannot resolve through negotiation or mediation within ninety (90) days of the date of the initial demand for it by one of the Parties shall then be submitted to binding arbitration using a single arbitrator, and administered by Judicial Arbitration and Mediation Services, Inc./Endispute (“JAMS”), ADR Services, the American Arbitration Association, or Judicate West. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either Party. Any Party requesting arbitration shall serve a written demand for arbitration on the other Party in dispute. The demand shall state the nature of the dispute, the amount involved and the remedies sought. The Parties shall select the arbitrator pursuant to JAMS’ rules. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, either Party may seek provisional equitable relief by court action, before or after instituting arbitration or mediation, including, without limitation seeking and obtaining temporary restraining orders, injunctions, or other provisional or ancillary remedies, and the institution and maintenance of any such action shall not constitute a waiver of the right to arbitrate the controversy or claim. The arbitrator shall award the costs and expenses of arbitration, including attorneys’ fees, to the prevailing party or substantially prevailing party, as the case may be, as part of his or her award, in addition to all other relief granted. Binding arbitration will be conducted in Los Maricopa County, Arizona.

Section 10.9. Entirety of Agreement. This Agreement and exhibits attached, hereto, otherwise set forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all other prior discussions between them, and neither Party shall otherwise be bound by any representation other than as expressly stated in this Agreement.

Section 10.10. Authority to Execute. Each person signing this Agreement hereby certifies that he or she is duly authorized to execute this Agreement on behalf of the respective Party.

Section 10.11. Attorneys’ Fees. In the event of any legal action or other proceeding between the Parties arising out of this Agreement or the transactions contemplated in this Agreement, the prevailing Party or substantially prevailing Party, as the case may be, in such legal action or proceeding shall be entitled to have and recover from the other party all costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs.

Section 10.12. Facsimile; Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile or electronic transmission of an executed counterpart of this Agreement shall be sufficient to evidence the binding agreement of each Party to the terms hereof.

Section 10.13. Force Majeure. No Party will be considered in default of any obligation if prevented from fulfilling such obligation by any event deemed an applicable Force Majeure event, including, without limitations, acts of God, acts or omissions of governmental authorities, strikes, lockouts or other industrial disturbances, acts of public enemy, wars, blockades, riots, civil disturbances, natural disasters, interruptions of power, terrorists acts, or shutdown of modes of transportation pursuant to an act of the federal government.

Section 10.14 Advice of Counsel/Joint Drafting. Each Party has had the opportunity to have advice of legal counsel regarding this Agreement, and fully understands and accepts its terms. This Agreement was fully negotiated and bargained “at arm’s length” and shall be deemed to have been jointly drafted by the parties, and as such, will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any Party based on draftsmanship of this Agreement or otherwise.

[This Space Intentionally Left Blank. Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Product Development Agreement effective as of the last date set forth below.

THE CJK GROUP, INC.		ROBOT CONSULTING

By:	/s/ Jonathan Rossi	By:	/s/ Hidetoshi Yokoyama

Name:	Jonathan Rossi	Name:	Hidetoshi Yokoyama

Title:	Founder	Title:	Founder

Date:	July 1, 2023	Date:	7/19/2023

Schedule I

Project Roadmap